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                                                                     EXHIBIT 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          BROADBAND PARENT CORPORATION
                       (as amended through June 14, 2001)

         FIRST: The name of the corporation (hereinafter called the "corporation") is

                          Broadband Parent Corporation

         SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware is The Corporation Trust Company.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which the corporation may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock of all classes which the corporation shall have authority to issue is three hundred twenty-five million (325,000,000) consisting of three hundred twenty million (320,000,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, par value $1.00 per share.

         FIFTH: The board of directors of the corporation may, by resolution, from time to time issue in one or more series any unissued shares of preferred stock and may fix, or alter in one or more respects from time to time before issuance of such shares, the number and designation of any series, liquidation and dividend rights, preference rights, voting rights, redemption rights, conversion rights, and any other rights and qualifications, limitations or restrictions of, and the terms of any purchase, retirement, or sinking fund which may be provided for, such shares of preferred stock.

         SIXTH: The corporation is to have perpetual existence.

         SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

         EIGHTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article EIGHTH.